EXHIBIT 10.5

FINANCIAL INVESTORS OF THE SOUTH, INC.

2005 STOCK INCENTIVE PLAN

1. Establishment, Purpose, Types of Awards and Duration.

1.1. Establishment. Financial Investors of the South, Inc., a Delaware corporation (the “Company”) hereby establishes a stock incentive plan for key employees and directors providing material services to the Company or its Subsidiaries, as described herein, which shall be known as the “2005 Stock Incentive Plan” (the “Plan”).

1.2. Purpose. The purpose of the Plan is to enhance stockholder investment by attracting, retaining and motivating key employees and directors of the Company and its Subsidiaries, and to encourage stock ownership by such persons by providing them with a means to acquire a proprietary interest in the Company’s success, and to align the interests of management with those of stockholders.

1.3. Types of Awards. The Plan permits the granting of the following types of awards (“Awards”):

•	Non-statutory Stock Options.

•	Incentive Stock Options.

•	Restricted Stock.

1.4. Duration. The Plan shall become effective on the date of its approval by the Board of Directors of the Company (the “Effective Date”); provided that this Plan will be submitted to the Company’s stockholders for approval, and if not approved by the stockholders in accordance with Applicable Laws (as determined by the Committee in its discretion) within twelve (12) months from the Effective Date, this Plan and any Awards shall be null, void and of no force and effect. Awards granted under this Plan prior to approval of this Plan by the stockholders shall be granted subject to such approval, and no Shares shall be distributed before such approval. The Plan shall remain in effect, unless sooner terminated by the Board of Directors pursuant to Article 12 hereof, until April 15, 2015; provided that Incentive Stock Options may not be granted under the Plan after April 14, 2015.

2. Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

2.1. “Affiliate” means, with respect to any Person (as defined below), any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

2.2. “Applicable Law” means the legal requirements relating to the administration of the Plan under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, as such laws, rules, regulations and requirements shall be in place from time to time.

2.3. “Award” means, individually or collectively, a grant under this Plan of Non-statutory Stock Options, Incentive Stock Options, or Restricted Stock.

2.4. “Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

2.5. “Board” means the Board of Directors of the Company.

2.6. “Change in Control” means the occurrence of any of the following:

(a)

when any “person,” as such term is used in Section 13(d) or 14(d) of the Exchange Act (other than the Company or any subsidiary or any employee benefit plan of the Company or any subsidiary (including its trustee)), is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s outstanding securities;

(b)	any transaction or event relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

(c)	when, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board cease, for any reason, to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each director first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of any such period; or

(d)	any transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or any subsidiary through purchase of assets, or by merger, or otherwise.

2.7. “Chief Executive Officer’s Performance Schedule” shall mean that schedule of objective performance rules to be attached hereto and made a part hereof pursuant to which the Chief Executive Officer of the Company shall receive Awards of Restricted Stock without exercise of discretion by the Committee.

2.8. “Code” means the Internal Revenue Code of 1986, as amended.

2.9. “Committee” means a committee or subcommittee of the Board appointed by the Board to administer this Plan or to make and/or administer specific Awards under this Plan. If no such appointment is in effect at any time, “Committee” shall mean the Board.

2.10. “Common Stock” means the Common Stock, par value $1.00 per share, of the Company.

2.11. “Company” means Financial Investors of the South, Inc., a Delaware corporation, and any successor as provided in Article 15.5 hereof.

2.12. “Date of Grant” means the date on which an Award is granted under this Plan.

2.13. “Director” means any individual who is a member of the Board.

2.14. “Directors’ Performance Schedule” shall mean that schedule of objective performance rules to be attached hereto pursuant to which Directors of the Company who are not executive officers shall receive awards without exercise of discretion by the Committee.

2.15. “Disability” or “Disabled” means an Eligible Person who

(a)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)	has, by reason of any medically determinable physical or mental impairments which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, received income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company and its Subsidiaries.

2.16. “Effective Date” means the date described in Article 1.4 hereof.

2.17. “Eligible Person” means (a) any person who is an Employee, (b) any person who is hired to be an Employee and (c) any Non-Employee Director to the Company, its Subsidiaries or an Affiliate who is determined by the Committee to render key services to the Company, its Subsidiaries or an Affiliate.

2.18. “Employee” means any person determined by the Committee to be an employee or consultant of the Company, its Subsidiaries or an Affiliate.

2.19. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.20. “Fair Market Value” means as of any date, the value of a Share determined as follows:

(a)	if the Shares are listed on any established stock exchange or a national market system, the Fair Market Value of a Share shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of, or the last market trading day prior to, the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable;

(b)	if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of the Shares shall be the mean between the high bid and the low asked prices for the Shares on the day of, or the last market trading day prior to, the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable, or

(c)	in the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Committees.

2.21. “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code, as designated in the applicable Award Agreement.

2.22. “Non-Employee Director” means any member of the Company’s, its Subsidiaries’ or an Affiliate’s Board of Directors or Advisory Board of Directors who is not an Employee.

2.23. “Non-statutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Award Agreement.

2.24. “Option” means an Award granted pursuant to Article 6 of this Plan.

2.25. “Option Period” means the period during which an Option may be exercised.

2.26. “Option Price” means the price per Share at which an Option may be exercised.

2.27. “Participant” means an Eligible Person designated by the Committee to participate in the Plan.

2.28. “Performance–Based Exception” means the performance-based exception, set forth in Section 162(m)(4)(c) of the Code, from the deductibility limitations of Section 162(m) of the Code.

2.29. “Performance Measures” means measures as described in Article 8 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards for the Performance-Based Exception.

2.30. “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and such Shares are subject to a substantial risk of forfeiture, as provided in Article 7 of this Plan.

2.31. “Person” means, unless otherwise specially defined in the Plan, any natural person, association, trust, cooperative, corporation, general partnership, joint venture, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

2.32. “Plan” means the Financial Investors of the South, Inc. 2005 Stock Incentive Plan, as amended from time to time.

2.33. “Reporting Person” means as officer, Director or Ten-Percent Stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

2.34. “Restricted Stock” means Shares subject to restrictions imposed pursuant to Article 7 of this Plan.

2.35. “Share” means a share of Common Stock.

2.36. “Subsidiaries” means Bank of Alabama, an Alabama banking corporation, and Capital Bank, an Alabama banking corporation.

2.37. “Ten-Percent Stockholder” means a Participant who (applying the rules of Section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or an Affiliate.

3. Administration.

3.1. The Committee. The Plan shall be administered by the Committee, except that any action taken with respect to grants and awards of securities to and other acquisitions of securities by Reporting Persons under the Plan shall be taken by the Committee only if all of the members of the Committee meet the definition of a “non-employee director” under Rule 16b-3(b)(3) under the Exchange Act or if such grant, award or other acquisition transaction is otherwise structured to be exempt from the provisions of Section 16(b) of the Exchange Act and the rules promulgated thereunder. If all of the members of the Committee are not “non-employee directors,” such action shall be taken by a committee or subcommittee of two (2) or more members, all of whom are “non-employee directors,” or such transaction otherwise shall be structured to be exempt from the provisions of Section 16(b) of the Exchange Act and the rules promulgated thereunder. Any action taken with respect to executive officers for purposes of meeting the Performance-based Exception shall be taken by the Committee only if all of the members of the Committee are “outside directors” within the meaning of Code Section 162(m), subject to any applicable transition rules under Code Section 162(m). If all of the members of the Committee are not “outside directors,” such action shall be taken by a committee or subcommittee of two (2) or more members, all of whom are “outside directors.”

3.2. Authority of the Committee. Except as limited by law, or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power to designate the Eligible Persons who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and provisions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 12 hereof), amend the terms and provisions of any outstanding Award to the extent such terms and provisions are within the discretion of the Committee as provided in the Plan. The Committee shall make all other decisions relating to the operation of the Plan, and all other determinations which may be necessary or advisable for the administration of the Plan.

3.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, their stockholders, Employees, Participants, and their estates and beneficiaries.

3.4. No Liability; Indemnification. Neither the Board or any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, or Employee who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties under the Plan. The Company and its Affiliates may obtain liability insurance for this purpose.

4. Eligibility.

4.1. Grant of Awards. Awards may be granted or awarded only to Eligible Persons.

4.2. General Rule. Incentive Stock Options may only be issued to Employees. Incentive Stock Options may be granted to officers or Directors of the Company, its Subsidiaries or an Affiliate, provided they are also Employees of the Company, its Subsidiaries or an Affiliate. Payment of a director’s fee shall not be sufficient to constitute employment by the Company, its Subsidiaries or an Affiliate. Incentive Stock Options shall not be granted under this Plan to any Employee if such grant would result in such Employee holding the right to exercise for the first time in any one calendar year, under all Incentive Stock Options granted under this Plan or any other plan maintained by the Company, with respect to Shares having an aggregate Fair Market Value, determined as of the date of the Option is granted, in excess of $100,000. Should it be determined that an Incentive Stock Option granted under this Plan exceeds such maximum for any reason other than a failure in good faith to value the Shares subject to such Option, the excess portion of such Option shall be considered a Non-statutory Stock Option. To the extent the Employee holds two (2) or more such Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Options as Incentive Stock Options under the federal tax laws shall be applied on the basis of the order in which such Options are granted. If, for any reason, an entire Option does not qualify as an Incentive Stock Option by reason of exceeding such maximum, such Option shall be considered a Non-statutory Stock Option.

4.3. Limits on Awards. Over any period of three consecutive calendar years, no Participant may receive Awards that relate to more than Twenty-Five Thousand (25,000) Shares. The Committee will adjust this limitation pursuant to Article 5.3 below.

4.4. Replacement Awards. Subject to Applicable Laws (including any associated stockholder approval requirements), the Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant or an Award to a Participant that the Participant surrender for cancellation some or all of the Awards that have previously been granted to the Participant under this Plan or otherwise. An Award that is conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions or such surrendered Award, and may contain any other terms that the Committee deems appropriate.

5. Stock Subject to Plan.

5.1. Shares Reserved. Subject to adjustment as provided in Article 5.3 of this Plan, the maximum number of Shares that may be issued under this Plan or pursuant to Awards made under this Plan is One Hundred Fifty Thousand (150,000).

5.2. Lapsed Awards. If any Award granted hereunder is canceled, terminates, expires or lapses for any reason any Shares subject to such Award shall again be available for the grant of an Award under the Plan.

5.3. Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock dividend or stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares reserved under the Plan, and in the number, class and price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

6. Stock Options.

6.1. Grant of Options. Options granted under this Plan to Eligible Persons shall be either Incentive Stock Options or Non-statutory Stock Options, as designated by the Committee; provided, however, that Incentive Stock Options may not be granted to Eligible Persons who are not Employees.

6.2. Award Agreement. Each Option granted under this Plan shall be clearly identified either as a Non-statutory Stock Option or an Incentive Stock Option and shall be evidenced by an Award Agreement that specifies the terms and conditions of the grant. Options shall be subject to the terms and conditions set forth in this Article 6 and such other terms and conditions not inconsistent with this Plan as the Committee may specify.

6.3. Option Price. The Option Price shall be determined by the Committee, subject to this Article 6.3. The Option Price for an Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to a Participant who is a Ten Percent Stockholder, the Option Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

6.4. Term of Options. The Option Period shall be determined by the Committee and specifically set forth in the Agreement; provided, however, that an Option shall not be exercisable after ten (10) years (five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) from its Date of Grant.

6.5. Restrictions on Transfer. The Committee may impose such restrictions on the transfer of Shares acquired pursuant to the exercise of an Option granted under this Article as it may deem advisable, including, without limitation, under Applicable Laws.

6.6. Exercise of Options. The Shares subject to an Option may be purchased in such installments and on such exercise dates as shall be set forth in the Award Agreement. Any Shares not purchased on the applicable exercise date may be purchased thereafter at any time prior to the final expiration of the Option. In no event shall any Option be exercised, in whole or in part, after its expiration date.

6.7. Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate Option Price (provided that the Shares which are tendered have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price); (c) by surrendering Options having a “Net Value” equal to the aggregate Option Price of the Options to be exercised, where “Net Value” is equal to (i) the “Fair Market Value” of the shares of Stock relating to surrendered Options less (ii) the aggregate Option Price for the surrendered Options; or (d) by a combination of (a), (b) and (c). The Committee also may allow cashless exercise through a registered broker-dealer pursuant to such cashless exercise procedures which are, subject to applicable securities laws restrictions, deemed acceptable by the Committee or by any other means which the Committee determines to be consistent with the Plan’s purpose and Applicable Law. As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

6.8. Termination of Service.

(a) Retirement, Death or Disability. Each Award Agreement with respect to Options granted hereunder shall terminate on the earlier of: (i) the expiration of the Option Period set forth in the Award Agreement, (ii) ninety days following retirement from employment with the Company, its Subsidiaries or their Affiliates (in accordance with the then-current retirement program of the Company or its Subsidiaries) or (iii) one year after termination of employment with the Company, its Subsidiaries or their Affiliates by reason of death or Disability. Notwithstanding the foregoing, if a Participant dies within the one-year period following termination of his or her employment on account of Disability, the Award Agreement and/or the Committee may permit later exercise of such Participant’s Options. An Award Agreement shall provide that an Option to the extent exercisable after the death of a Participant shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will or, if the Participant shall fail to make a testamentary disposition of the Option or shall have died intestate, by the Participant’s executor or other legal representative.

(b) Termination other than for Retirement, Death or Disability. No Incentive Stock Option may be exercised after the Participant’s termination of employment for any reason other than retirement (in accordance with the then-current retirement program of the Company or its Subsidiaries), Disability or death of the Participant. Furthermore, in the event that (i) the Participant resigns from employment with the Company or either of its Subsidiaries or (ii) the Company or either of its Subsidiaries terminates the employment of the Participant for “cause”, then any Shares obtained by the Participant pursuant to exercise of Options within the 180-day period preceding such resignation or termination (the “Forfeiture Period”) shall be immediately forfeited and returned to the Company. Upon such forfeiture, the Exercise Price, if any, paid in cash or its equivalent by the Participant shall be repaid, without interest, to the Participant by the Company. No reimbursement shall be made in the event that such Option was exercised pursuant to cashless exercise provisions of Section 6.7 of this Plan. The Company shall be entitled, in its sole discretion, to either place a legend on any certificate for Shares subject to this provision noting the restriction, or the Company may retain the certificates representing such Shares until the expiration of the Forfeiture Period.

6.9. Nontransferability of Options.

(a) Incentive Stock Options. No Incentive Stock Option granted under this Article may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Incentive Stock Options granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

(b) Non-statutory Stock Options. Except as otherwise provided in an Award Agreement, no Non-statutory Stock Option granted under this Article may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in an Award Agreement, all such Options granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

7. Restricted Stock

7.1. Grant of Restricted Stock. Restricted Stock may be awarded; (i) by the Committee to an Employee, regardless of whether selected Participants have received other benefits under the Plan, (ii) under the Director’s Performance Schedule, or (iii) under the Chief Executive Officer’s Performance Schedule.

7.2. Notice. The Committee shall promptly provide each Participant granted an Award of Restricted Stock with written notice setting forth:

(a) the number of Shares of Restricted Stock granted;

(b) the amount, if any, to be paid by the Participant for the Shares of Restricted Stock; and

(c) such other terms and conditions relevant thereto as may be considered appropriate by the Committee, in its complete discretion, including but not limited to the restrictions to which the Award of Restricted Stock may be made subject pursuant to Article 7.4 below, the conditions under which such restrictions may lapse, and the Period or Periods over which such restrictions may lapse.

7.3. Payment for Shares. Each Participant who receives an Award of Restricted Stock shall have fifteen (15) days from the date of notification to accept such Award, and shall do so by paying to the Company the amount, if any, referenced in the Award Agreement, in cash, by certified or bank official check, or by money order at the office of the Treasurer of the Company.

7.4. Restrictions on Transfers. The shares of Stock awarded pursuant to this Article 7 of the Plan shall be subject to the following restrictions:

(a) Stock certificates evidencing such shares shall be issued in the sole name of the Employee (but shall be held by the Company until the restrictions shall have lapsed in accordance herewith) and shall bear a legend which, in part, shall provide that:

“The shares of Financial Investors of the South, Inc., Common Stock evidenced by this certificate are subject to the terms and restrictions of the Financial Investors of the South, Inc., 2005 Stock Incentive Plan; such shares are subject to forfeiture or cancellation under the terms of such Plan; and such shares may not be sold, transferred, pledged, encumbered or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which is available from Financial Investors of the South, Inc., upon request.”

(b) No such shares may be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated, unless and until the Plan shall have been approved by the Company’s stockholders.

(c) No such shares may be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated, unless, until, and then only to the extent that said restrictions shall have lapsed in accordance with Article 7.5 hereof.

7.5. Lapse of Restrictions. The restrictions in Article 7.4(b) hereof shall lapse upon the date of approval of the Plan by the Company’s stockholders. Subject to the provisions of Article 12, the restrictions contained in Articles 7.4(a) and 7.4(c) hereof shall lapse as follows:

(a) Said restrictions shall lapse with respect to one-third (1/3) of the shares awarded pursuant to an Award of Restricted Stock on January 1 during each of the three (3) consecutive calendar years beginning with the first January 1 following the calendar year in which the Award of Restricted Stock is made (each such January 1 is hereinafter referred to as a “Lapse Date”), but only if on the Lapse Date the Participant has been an Employee or Director, as the case may be, of the Company continuously from the time of the Award of Restricted Stock to such Lapse Date. Temporary leaves of absence which are approved by the Company shall not be considered a break in that Participant’s continuous employment with the Company. The purpose of the restrictions is to provide an incentive to each Participant to remain with the Company or its Subsidiaries and to perform assigned tasks and responsibilities in a manner consistent with the best interests of the Company and its stockholders. If the calculation of one-third (1/3) of the shares awarded would result in a fractional share interest, the number of shares shall be rounded down to the next lowest number of full shares for each of the first two (2) Lapse Dates, with the balance becoming subject to the final Lapse Date. In the event that an employee or Director, as the case may be, of the Company leaves such person’s position before the lapse of restrictions, the Shares under such person’s Award of Restricted Stock which remain subject to the restrictions of the Plan shall be repurchased by the Company for the same amount paid for them by the Participant.

(b) The Committee may at any time in its sole discretion accelerate or waive all or any portion of restrictions remaining in respect of an Award of Restricted Stock. This right may be exercised for any or all Participants in the discretion of the Committee, and need not be exercised consistently among Participants.

(c) In the event of a Participant’s death or Disability, the Committee may, in its discretion, elect to waive all or any portion of the restrictions remaining in respect of an Award of Restricted Stock. This right may be exercised for any or all Participants in the discretion of the Committee, and need not be exercised consistently among Participants.

7.6. Effect of Termination. Except as otherwise provided in Article 11 hereof, in the event of termination, all shares still subject to the restrictions hereof shall be returned to or canceled by the Company, and shall be deemed to have been forfeited by the Participant, unless and then only to the extent that the Committee shall, in its sole discretion, elect in writing to waive said return and forfeiture in accordance with Articles 7.5(b) and 7.5(c) hereof. In the event of a forfeiture of any shares of Stock under this Article 7.6, the Company shall refund to the Participant the full amount which such Participant originally paid for such forfeited shares.

7.7. Rights as Stockholder. Upon issuance of the stock certificates evidencing an Award of Restricted Stock and subject to the restrictions contained in Article 7.4 hereof, the Participant shall have all the rights of a stockholder of the Company with respect to the shares of Common Stock represented by said Award of Restricted Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

8. Performance Measures.

8.1. Performance Measures. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Article 8, the performance goals upon which the payment or vesting of an Award that is intended to qualify for the Performance-Based Exception shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes and/or bonuses;

(b)	Earnings per share;

(c)	Return measures (including, but not limited to, return on assets or equity);

(d)	Net interest growth;

(e)	Asset growth;

(f)	Productivity ratios;

(g)	Share price;

(h)	Expense targets;

(i)	Margins;

(j)	Operating efficiency;

(k)	Market share;

(l)	Customer satisfaction; or

(m)	Loan and lease loss ratios.

Any Performance Measure(s) may be used to measure the performance of the Company, its Subsidiaries, and/or Affiliate as a whole or any business unit of the Company, its Subsidiaries, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 8.

8.2. Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the

Company’s annual report to stockholders for the applicable year, and (f) acquisitions or divestitures. To the extent such inclusions or exclusions affect Awards, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

8.3. Adjustment of Performance-Based Exception. Awards that are intended to qualify for the Performance-Based Exception may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

8.4. Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Article 8.1.

9. Beneficiary Designation.

Each Participant may, from time to time, designate any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

10. Deferrals.

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the lapse or waiver or restrictions with respect to Restricted Stock. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

11. Change In Control.

Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under Applicable Laws: (i) any and all Options granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term; (ii) any restriction periods and restrictions imposed on Shares of Restricted Stock shall lapse; (iii) the target payout opportunities attainable under all outstanding Awards of Restricted Stock shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control; and (iv) the vesting of all Awards shall be accelerated as of the effective date of the Change in Control.

12. Termination or Amendment.

The Board may amend, alter or terminate this Plan in any respect at any time; provided, however, that, after this Plan has been approved by the stockholders of the Company, no amendment, alteration or termination of this Plan shall be made by the Board without approval of (a) the Company’s stockholders to the extent stockholder approval of the amendment is required by Applicable Laws, if any, and (b) each affected Participant if such amendment, alteration or termination would adversely affect his or her rights or obligations under any Award made prior to the date of such amendment, alteration or termination; provided, further, that no such action of the Board without approval of the stockholders may:

(a)	materially increase the total number of Shares subject to the Plan except as contemplated by Article 5.3 hereof;

(b)	materially increase the benefits accruing to Participants under the Plan;

(c)	extend the term of the Plan;

(d)	reduce the Option Price of outstanding Options; or

(e)	materially modify the requirements as to eligibility for participation in the Plan.

13. Withholding.

The Company’s obligation to deliver Shares or pay any amount pursuant to the terms of any Option hereunder shall be subject to satisfaction of applicable federal, state and local tax withholding requirements. To the extent provided in the applicable Award Agreement and in accordance with rules prescribed by the Committee, a Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Shares otherwise issuable to the Participant; or (c) delivering to the Company already owned and unencumbered Shares.

14. Conditions Upon Issuance of Shares.

Notwithstanding any other provision of the Plan or any Award Agreement entered into by the Company pursuant to the Plan, the Company and its Subsidiaries shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.

15. General Provisions.

15.1. No Participation Rights. The establishment of this Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, its Subsidiaries, any Affiliate or the Committee, except as expressly provided in this Plan.

15.2. No Employment Rights. This Plan does not constitute inducement or consideration for the employment or service of any Eligible Person, nor is it a contract between the Company, its Subsidiaries or any Affiliate and any Eligible Person. Participation in this Plan shall not give an Eligible Person any right to be retained in the service of the Company, its Subsidiaries or any Affiliate.

15.3. No Bar to Additional Awards. Neither the adoption of this Plan nor its submission to the stockholders, shall be taken to impose any limitations on the powers of the Company, its Subsidiaries or their Affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, or other awards otherwise than under this Plan, or to adopt other stock option, restricted stock, or other plans or to impose any requirement of stockholder approval upon the same.

15.4. Awards Not Subject to Creditors. The interests of any Eligible Person under this Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in an Agreement.

15.5. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or its Subsidiaries, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all substantially all of the business or assets of the Company or its Subsidiaries.

15.6. Governing Law. This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

15.7. Securities Law Compliance. The Committee may require each person acquiring Shares pursuant to Awards hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange upon which the Common Stock is then listed or automatic interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

15.8. Compliance with the Code. The Plan shall be governed, construed and administered in compliance with the deferred compensation provisions of Section 409A of the Code and shall be amended as necessary to maintain compliance with the provisions of Section 409A. The Committee may place such restrictions or provisions in any Award Agreement as may be necessary to comply with the provisions of Section 409A of the Code.

15.9. Requirements of Law. The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards under this Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying to the Board’s or Committee’s complete satisfaction, with all Applicable Laws.

CHIEF EXECUTIVE OFFICER’S PERFORMANCE SCHEDULE

In addition to any other stock, stock options, or similar rights awarded to W. Dan Puckett, the chief executive officer of the Company (the “CEO”), under the Plan or any other agreement, stock plan or deferred compensation arrangement, the CEO shall be awarded, on an annual basis during the term of his employment with the Company, Shares of Restricted Stock in accordance with the following schedule:

Annual Return on Equity	Shares Percentage Bonus
14% to 14.99%	.10%
15.0% to 16.49%	.20%
16.5% to 18.99%	.30%
19% to 20.99%	.40%
21% and greater	.50%

The “Annual Return on Equity” is determined by the return on average equity of the Company for a given fiscal year, as reported in the audited financial statements of the Company by its regular independent accountants. The corresponding “Shares Percentage Bonus” amount is then multiplied by the number of Shares actually outstanding on the last day of the relevant fiscal year (rounded up to the nearest whole share and subject to appropriate adjustment for any stock splits, stock dividends or similar matters occurring between the relevant fiscal year end and ascertainment of the Annual Return on Equity) to determine the number of Shares of Restricted Stock awarded to the CEO.

Notwithstanding any other terms of the Plan, the purchase price of Restricted Stock for the CEO under this CEO Performance Schedule shall be the services rendered by the CEO to the Company and the Committee shall not impose any additional conditions or requirements on the Restricted Stock Award other than those set forth in Section 7.

DIRECTORS’ PERFORMANCE SCHEDULE

In addition to any other stock, stock options, or similar rights made available to Directors or members of the Board of Directors of the Subsidiaries (the “Subsidiary Directors”) under any other agreement, stock plan or deferred compensation arrangement, each non-employee Director or Subsidiary Director shall be awarded, on an annual basis during each full fiscal year during which the Director or Subsidiary Director has served as a director of either the Company or the Subsidiaries, shares of Restricted Stock in accordance with the following schedule but otherwise subject to the terms and provisions of the Plan:

Annual Return on Equity	Shares Percentage Bonus
14% to 14.99%	.05%
15.0% to 16.49%	.1%
16.5% to 18.99%	.15%
19% to 20.99%	.2%
21% and greater	.25%

The “Annual Return on Equity” is determined by the return on average equity of the Company for a given fiscal year, as reported in the audited financial statements of the Company by its regular independent accountants. The corresponding “Shares Percentage Bonus” amount is then multiplied by the number of Shares actually outstanding on the last day of the relevant fiscal year (rounded up to the nearest whole share and subject to appropriate adjustment for any stock splits, stock dividends or similar matters occurring between the relevant fiscal year end and ascertainment of the Annual Return on Equity) to determine the number of Shares of Restricted Stock awarded to the Director or Subsidiary Director. An individual may receive only one Award with respect to each fiscal year under this Performance Schedule regardless of the number of Boards of Directors of the Company and/or its Subsidiaries on which such individual serves.

Notwithstanding any other terms of the Plan, the purchase price for Directors and Subsidiary Directors shall be the services rendered by the Director or Subsidiary Director to the Company or the Subsidiaries and the Committee shall not have discretion to waive any restrictions except upon the death of the Director or Subsidiary Director.